BMC	BMC Industries, Inc.
Vision-Ease Lens, Inc.
7000 Sunwood Drive
Ramsey, MN 55303
Web site: www.bmcind.com

NEWS RELEASE

CONTACT:	CURTIS E. PETERSEN	(OTCBB: BMMI)
	(763) 506-9053	FOR IMMEDIATE RELEASE

BMC Industries To Exit Aperture Mask Business by Mid-2004

Company to Focus on Growth Opportunities in its Optical Lens Business

RAMSEY, Minn., December 12, 2003 - BMC Industries Inc. (OTCBB: BMMI) announced today that it will phase out its Buckbee-Mears aperture mask operation in Cortland, N.Y., by June 2004. The move is part of BMC's company-wide restructuring efforts and will enable BMC to focus all of its resources on growing its remaining optical lens business.

In making the announcement, the company noted that worldwide aperture mask capacity continues to exceed demand, depressing pricing and affecting the ongoing viability of its Buckbee-Mears business.  Compounding the issue, picture tube production has moved away from the group's historical home markets in North America and Europe to Asia.

BMC's management believes that the decision to close its aperture mask operations, though difficult, is in the best long-term interests of the company. Going forward, this will allow management to focus its efforts on opportunities in its Vision-Ease Lens business.

Approximately 200 employees will be affected by the phase out of the Cortland operation. Manufacturing is scheduled to end during the first quarter of 2004. The precise date of the production shutdown depends on fulfilling outstanding customer order commitments. The company has begun efforts to sell the remaining Cortland assets, including the division's 360,000-sq. ft. manufacturing facility.

The company announced that it will take an estimated $14-17 million in pre-tax restructuring and asset impairment charges in the fourth quarter ending December 31, 2003, related to this realignment of its operations.

About BMC Industries

BMC Industries Inc., founded in 1907, is currently comprised of two business segments: Optical Products and Buckbee-Mears.  The Optical Products group, operating under the Vision-Ease Lens trade name, is a leading designer, manufacturer and distributor of polycarbonate and glass eyewear lenses. Vision-Ease Lens also distributes plastic eyewear lenses. Vision-Ease Lens is a technology and a market share leader in the polycarbonate lens segment of the market. Polycarbonate lenses are thinner and lighter than lenses made of other materials, while providing inherent ultraviolet (UV) filtering and impact resistant characteristics. The Buckbee-Mears group is the only North American manufacturer of aperture masks, a key component in color television picture tubes.  The company has announced its plan to phase out the Buckbee-Mears group business by June 2004.  For more information about BMC Industries, visit the company's Web site at www.bmcind.com.

Safe Harbor for Forward-Looking Statements

This news release contains various "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are intended to be covered by the safe harbors created thereby. Statements made in this news release that are not statements of historical facts, including statements regarding future performance, are Forward-Looking Statements. Such statements are subject to a number of risks and uncertainties that could cause, and in certain instances have caused, actual results or outcomes to differ materially from those projected, including, among other things: our ability to obtain a further waiver or other relief from our lenders beyond the January 13, 2004 expiration date of the current waiver under the Company's credit agreement; the possibility that the bank group will accelerate the repayment obligation of all amounts outstanding under the credit agreement due to the defaults covered by the current waiver or any other defaults that may arise in the future; ability to negotiate financing arrangements or other solutions in replacement of our existing credit facility; our ability to generate sufficient cash flow to meet obligations during any future waiver periods and future availability of borrowing capacity to the company; the ability to meet future financial covenants under our credit agreement or other financial documents; ability to realize anticipated cash proceeds in the sale of the Buckbee-Mears group assets; possible unforeseen costs and future potential liabilities in connection with the exit of the Buckbee-Mears group business; ability to maintain credit terms with vendors; ability to manage working capital and align costs with market conditions; ability to achieve higher yields at Vision-Ease Lens; ability to reduce inventories while maintaining consistently high customer service levels and product fill rates; ability to increase sales of products at both Vision-Ease Lens and Buckbee-Mears, in particular our ability to replace lost NAFTA and European aperture mask sales with sales in Asia and other areas of the world; further aperture mask price declines; slowdown in growth of, or price reductions in, high-end optical lens products; fluctuations in currency exchange rates; rising raw material costs; availability of acceptable terms with our trade creditors; ability to develop new products to grow within our markets; and the effect of ongoing economic uncertainty on the company's operations. Additional factors that could cause actual results to differ materially from those in forward-looking statements include those set forth in BMC's Annual Report and Form 10-K for the year ended December 31, 2002, and in other filings made, from time to time, by BMC with the Securities and Exchange Commission. The forward-looking statements speak only as of the date when made and BMC does not undertake to update such statements.

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